Exhibit 99.1

FOR RELEASE AT 8:00 AM ET	For more information, contact:
MAY 6, 2008	Thomas F. Rose
Chief Financial Officer

Wendy Crites Wacker, APR
Corporate Communications
Phone (386) 418-8888

Susan A. Noonan
The SAN Group, LLC
Phone (212) 966-3650

Kate Sharadin
The Sharadin Group, LLC
Phone (425) 869-9778

RTI BIOLOGICS ANNOUNCES 2008 FIRST QUARTER RESULTS

– Results Exceed Street Estimates on Revenues, EPS –

– Integration After Merger Progressing Well –

– Company Will Hold Conference Call at 9:00 a.m. ET –

ALACHUA, Fla. (May 6, 2008) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading processor of orthopedic and other biologic implants, announced today that the company’s revenues were $29.9 million for the first quarter of 2008, compared to $22.0 million for the first quarter 2007.

RTI Biologics completed its merger with Tutogen Medical Inc. (Tutogen) on Feb. 27, 2008. The company’s first quarter results include revenues for Tutogen from Feb. 28 to March 31, 2008, which were $6.4 million, as well as the impact of purchase accounting adjustments and restructuring charges associated with the transaction as described below.

For the first quarter ended March 31, 2008, the company reported net income of $645,000, compared to net income of $134,000 for the first quarter of 2007. Earnings per diluted share for the first quarter 2008 were $0.02, compared to break even per diluted share for the first quarter of 2007.

Net income for the first quarter ended March 31, 2008 included purchase accounting adjustments and restructuring charges associated with the Tutogen merger of $663,000 before income taxes, representing an after tax expense of $433,000 and a decrease in income per diluted share of $0.01. The adjustments relate to inventory valuation adjustments of $235,000 included in the cost of goods sold, intangibles amortization expense of $60,000 included in marketing, general and administrative expenses, and $368,000 related to restructuring charges.

During the first quarter ended March 31, 2008, the company recorded pre-tax stock-based compensation expense totaling $448,000, representing an after tax expense of $273,000 and a decrease in net income per diluted share of $0.01 under the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment. This compares to stock-based compensation expense totaling $717,000 before income taxes for the first quarter ended March 31, 2007, representing an after tax expense of $437,000 and a decrease in net income per diluted share of $0.01.

Quarterly Highlights

•	Successful completion of merger with Tutogen to form RTI Biologics

•

Reported gross margins of 47 percent before purchase accounting adjustments related to merger with Tutogen – a year-over-year improvement of 1000 basis points and a sequential gain of 300 basis points from the fourth quarter 2007

•	Achieved record sports medicine revenues, increasing by 71 percent over the first quarter 2007

•	Delivered initial shipment of Puros® allograft bone paste to Zimmer Inc.

•	Launched fresh-stored osteochondral allograft line at the American Academy of Orthopaedic Surgeons (AAOS)

“We are very pleased with our performance in the first quarter,” said Brian K. Hutchison, RTI’s chairman and CEO. “Since completing our transformational merger with Tutogen Medical, integration of the two companies is progressing extremely well, and we look forward to more progress in the second quarter, our first full quarter together as RTI Biologics.”

First Quarter 2008 Revenue Analysis

As a result of the Tutogen merger, revenues in 2008 include the new lines of business for dental and surgical specialties, as well as additional international distribution originating from the German facility.

Sports Medicine: Revenues from distribution of sports medicine implants were $9.2 million for the first quarter compared to $5.4 million for first quarter 2007, representing an increase of 71 percent. Sports medicine revenues included $100,000 from Tutogen for the combined period of operations.

Unit volumes for the first quarter increased by 42 percent due to increased levels of tissue available for distribution and new product introductions during 2007. Sports medicine revenue increases were also favorably impacted by changes in the mix of implants distributed.

RTI believes the favorable trends seen over the past year in the sports medicine business will continue. The company’s growth in tissue recoveries, demand for implants launched in 2007 and anticipated new implant offerings in 2008, such as fresh osteochondral grafts and new soft tissue offerings, will continue to drive significant growth in this area.

Spinal: Revenues from distribution of spinal implants were $8.7 million for the first quarter 2008 compared to $9.5 million for the first quarter 2007, representing a decrease of 8 percent. Spinal revenues included $400,000 from Tutogen for the combined period of operations. The revenue decrease primarily reflects a decrease in unit volumes compared to the prior period.

Bone Graft Substitutes: Bone graft substitutes consist of all moldable and flowable bone pastes, as well as all cancellous chips and cubes. Revenues from distribution of bone graft substitutes were $4.8 million for the first quarter 2008 compared to $4.5 million for the first quarter 2007.

The company launched its new, ready-to-use paste in the first quarter of 2008 and expects to launch a moldable paste in the second half of 2008, both with Zimmer Inc. In addition, revenue expansion is planned for both domestic and international distribution of the current portfolio of bone graft substitutes through existing and new distribution channels.

Dental: Revenues from distribution of dental implants for the period of combined operations were $3.5 million. This compares to Tutogen’s previous run rate of approximately $2.4 million for the same period last year. The increase in dental revenues reflects a higher unit volume, a 5 percent fee increase during the first quarter of 2008, as well as additional new customers.

Surgical Specialties: The surgical specialties revenue category consists of implants for hernia repair, breast reconstruction, ophthalmology and urology. Revenues from distribution of implants for surgical specialties for the period of combined operations were $1.6 million. This compares to Tutogen’s previous run rate of approximately $600,000 for the same period last year. The increase in revenues is attributable to increased tissue availability to meet the strong demand for membrane tissues.

In particular, unit volume for hernia repair and breast reconstruction implants during the period of combined operations increased approximately 300 percent over the same period of the prior year. The company expects these two markets to achieve the highest growth rates for the company in 2008.

General Orthopedic: General orthopedic revenues consist of bone blocks, strips and shafts. Revenues from distribution of general orthopedic implants were $602,000 for the first quarter 2008, compared to $213,000 in first quarter 2007. General orthopedic revenues include $400,000 from Tutogen for the combined period of operations.

Cardiovascular: In the first quarter 2007, $938,000 of revenues was recognized on distribution of cardiovascular tissue with no comparable revenues in 2008. The company completed its exit of the cardiovascular business at the end of 2007.

Other Revenues: Other revenues consist of tissue recovery fees, biomedical laboratory fees, revenue from exclusivity rights, grant revenue, shipping fees, distribution of reproductions of allografts to distributors for demonstration purposes and restocking fees. Other revenues were $1.5 million for the first quarter 2008, compared to similar levels in the first quarter 2007. During the first two months of 2008, the company recognized $500,000 in revenues on distribution of tissues to Tutogen prior to the merger, compared to $1.1 million in the first three months of 2007.

Merger with Tutogen Medical Inc.

RTI and Tutogen completed their merger on Feb. 27, 2008. In the first month of combined operations, we have hit the following milestones in integrating the two companies:

•	Increased the previously estimated pre-tax annualized expense synergies related to the merger by $1 million to a range of $6.5 to $7.0 million

•	Integration of all U.S. administrative services of the two companies

•	Integration of U.S. sourcing activities

•	Integration of global distribution, marketing and product development

•	Integration of research activities

•	Integration of U.S. quality assurance and regulatory activities

Weighted average shares for the first quarter of 2008 only include shares of Tutogen for 33 days of the quarter. Weighted average shares for the second quarter are estimated to be approximately 56 million.

Conference Call

RTI will hold a live conference call and simultaneous audio web cast on Tuesday, May 6, 2008 at 9:00 a.m. ET to discuss first quarter results. The conference call can be accessed by dialing 877-591-4959, passcode 2107364. The web cast can be accessed through the investor section of RTI’s web site at www.rtix.com. A telephone replay of the call will be available through May 26, 2008 and can be accessed by calling 888-203-1112; the replay will also be available at www.rtix.com.

About RTI Biologics Inc.

RTI Biologics, Inc. is the leading provider of sterile biological implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and bovine tissue for transplantation through extensive testing and screening, precision shaping and proprietary, validated sterilization processes. These allograft and xenograft implants are used in orthopedic, dental, hernia and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics—from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing fully validated sterilization processes that include viral inactivation steps. Two such processes, the BioCleanse® Tissue Sterilization Process and the Tutoplast® process, sterilize tissue, are clinically successful and are scientifically proven to eliminate donor-to-recipient disease transmission risk while preserving tissue strength and biocompatibility. These processes have a proven record of more than two million implants distributed with zero incidence of infection. In addition, RTI pastes are sterilized through the demineralization process, a validated viral inactivation step.

The company is leading the evolution of biologics once again by offering a bovine based biological matrix, providing surgeons an expanded supply of safe, sterile tissue for their patients.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international facilities in Neunkirchen, Germany, and Aix-en-Provence, France. The company is accredited by the American Association of Tissue Banks.

Forward Looking Statement

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about the expected benefits of the business combination involving RTI and Tutogen, including potential synergies and cost savings, future financial and operating results, and the combined company’s plans and objectives. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results, regulatory approvals or changes to agreements with distributors also are forward-looking statements. Forward-looking statements are subject to risks and uncertainties, including the ability of RTI to integrate its business successfully and to realize the expected synergies and cost savings from the merger and the risks described in public filings on file with the Securities and Exchange Commission (SEC). Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s Web site at www.rtix.com or the SEC’s Web site at www.sec.gov.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three months ended March 31,
	2008 (1)	2007 (2)
Revenues:
Fees from tissue distribution	$28,376	$20,497
Other revenues	1,534	1,518

Total revenues	29,910	22,015
Costs of processing and distribution	16,110	13,913

Gross profit	13,800	8,102

Expenses:
Marketing, general and administrative	10,467	6,637
Research and development	1,918	1,227
Gain on business exchange	—	(197)
Restructuring charge	368	—

Total expenses	12,753	7,667

Operating income	1,047	435

Other (expense) income:
Interest expense	(175)	(201)
Interest income	164	179

Total other (expense) income - net	(11)	(22)

Income before income tax expense	1,036	413
Income tax provision	(391)	(279)

Net income	$645	$134

Net income per common share - basic	$0.02	$0.00

Net income per common share - diluted	$0.02	$0.00

Weighted average shares outstanding - basic	37,809,896	29,775,382

Weighted average shares outstanding - diluted	38,715,807	30,119,803

(1)	Includes results of operation for the former Tutogen Medical, Inc. from February 28, 2008 to March 31, 2008; revenues for the period totaled $6,353.
(2)	Regeneration Technologies, Inc. only results

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three months ended March 31,
	2008 (1)	2007 (2)
Fees from tissue distribution:
Sports medicine	$9,215	$5,395
Spinal constructs	8,738	9,498
Bone graft substitutes	4,773	4,453
Dental	3,486	—
Surgical specialties	1,562	—
General orthopedic	602	213
Cardiovascular	—	938
Other revenues	1,534	1,518

Total revenues	$29,910	$22,015

Domestic revenues	$26,064	$20,430
International revenues	3,846	1,585

Total revenues	$29,910	$22,015

(1)	Includes results of operation for the former Tutogen Medical, Inc. from February 28, 2008 to March 31, 2008; revenues for the period totaled $6,353.
(2)	Regeneration Technologies, Inc. only results

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(Unaudited)

	March 31, 2008 (1)	December 31, 2007 (2)

Assets
Current Assets:
Cash and cash equivalents	$18,938	$18,560
Short-term investments	5,428	—
Accounts receivable - net	16,113	9,754
Inventories - net	59,509	39,847
Prepaid and other current assets	5,368	5,555
Deferred tax assets - current	19,651	14,726

Total current assets	125,007	88,442

Property, plant and equipment - net	49,551	35,549
Deferred tax assets	3,705	1,782
Goodwill	232,974	151
Other intangible assets	13,527	8,461
Other assets - net	697	1,581

Total assets	$425,461	$135,966

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$14,169	$7,631
Accrued expenses	14,121	8,190
Short-term borrowings	1,192	—
Current portion of deferred revenue	2,382	500
Current portion of long-term obligations	3,840	1,500

Total current liabilities	35,704	17,821

Long-term obligations - less current portion	3,261	1,875
Other long-term liabilities	625	460
Deferred tax liabilities	394	—
Deferred revenue	5,775	4,167

Total liabilities	45,759	24,323

Stockholders' equity:
Common stock, $.001 par value: 150,000,000 shares authorized; 53,641,097 and 29,880,296 shares issued and outstanding, respectively	54	30
Additional paid-in capital	400,209	133,621
Additional other comprehensive income	802	—
Accumulated deficit	(21,349)	(21,994)
Less treasury stock, 133,296 shares, at cost	(14)	(14)

Total stockholders' equity	379,702	111,643

Total liabilities and stockholders' equity	$425,461	$135,966

(1)	Balances at March 31, 2008 are those of the combined RTI Biologics, Inc.
(2)	Balances at December 31, 2007 are for Regeneration Technologies, Inc. only.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2008 (1)	2007 (2)
Cash flows from operating activities:
Net income	$645	$134
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization expense	1,579	1,426
Amortization of deferred financing costs	43	43
Provision for bad debts and product returns	6	63
Provision for inventory writedowns	316	161
Amortization of deferred revenue	(257)	—
Deferred income tax provision (benefit)	253	(464)
Stock-based compensation expense	448	717
Gain on business exchange	—	(197)
Change in assets and liabilities:
Accounts receivable	(586)	1,995
Inventories	(3,211)	(56)
Prepaid and other current assets	843	(384)
Other intangible assets	(368)	—
Other assets	(75)	(194)
Accounts payable	2,688	(608)
Accrued expenses	(2,555)	(1,480)
Other long-term liabilities	71	743

Net cash (used in) provided by operating activities	(160)	1,899

Cash flows from investing activities:
Purchases of property, plant and equipment	(803)	(204)
Cash acquired in merger, net of transaction costs	1,598	—
Proceeds from sale of property, plant and equipment	45	8

Net cash provided by (used in) investing activities	840	(196)

Cash flows from financing activities:
Proceeds from exercise of stock options	281	7
Payments on long-term obligations	(606)	(652)

Net cash used in financing activities	(325)	(645)

Effect of exchange rate changes on cash and cash equivalents	23	—

Net increase in cash and cash equivalents	378	1,058
Cash and cash equivalents, beginning of period	18,560	15,509

Cash and cash equivalents, end of period	$18,938	$16,567

(1)	Includes results of operation for the former Tutogen Medical, Inc. from February 28, 2008 to March 31, 2008; revenues for the period totaled $6,353.
(2)	Regeneration Technologies, Inc. only results